Exhibit 10.60

CSG SYSTEMS INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

1.
INTRODUCTION
1.1
Effective Date. This CSG Systems International, Inc. Executive Severance Plan (this “Plan”), is effective as of March 28, 2023.
1.2
Participating Companies. This Plan provides severance benefits for the Eligible Employees of CSG Systems International, Inc. (“CSGS”) and its subsidiaries who execute a Participation Agreement (each, a “Participant”). For purposes of this Plan, CSGS and its subsidiaries are referred to as the “Company.”
1.3
Purpose; Controlling Document. This document serves as the plan document. With respect to the Participants, this Plan replaces and supersedes any other severance policy or plan in which a Participant might otherwise be entitled to participate. All such other severance policies and/or plans are hereby terminated with respect to the Participants.
1.4
Definitions. Any term used with an initial capital letter is defined in Appendix A to this Plan.
2.
ELIGIBILITY
2.1
General Requirements. An “Eligible Employee” is any employee who is an active, full-time employee of the Company, who has the title of Chief Executive Officer or Executive Vice President; and does not fall within one of the following categories:
(i)
Employees With Written Employment or Severance Agreements – individuals who have written, individual employment or severance agreements with the Company that provide for severance pay and/or benefits (other than by reference to this Plan in a Participation Agreement).
(ii)
Non-Employee Service Providers – individuals who provide services to the Company and who the Company does not classify as employees (such as independent contractors, employees of contractors, and leased employees).
(iii)
Individuals on Indefinite Unpaid Leaves of Absence – individuals who are absent from work on indefinite unpaid leaves of absence, except to the extent eligibility is required by applicable law.

2.2
Participation and Participation Agreement. In order to participate in the Plan, each Eligible Employee must execute a participation agreement in a form required by the Plan Administrator in its sole discretion (“Participation Agreement”). Each Eligible Employee’s Participation Agreement will (i) acknowledge his or her understanding of the Plan provisions, (ii) where applicable, terminate or amend any employment agreement then in effect between the Participant and the Company, (iii) for an Eligible Employee of a non-U.S. subsidiary of CSGS, provide any provisions necessary to address any differences in his or her pay or benefit structures from those of U.S. Eligible Employees, and (iv) include any other provisions determined by the Plan Administrator in its sole discretion.
2.3
Duration of Participation. Once an individual becomes a Participant in the Plan, he or she shall continue to be a Participant in the Plan until the soonest of (i) the date the Participant no longer satisfies the criteria for an Eligible Employee, (ii) the date the Participant terminates employment in a manner not entitling such Participant to payments or other benefits under the Plan, (iii) the date on which the Participant and the Company agree in writing that the individual shall no longer be a Participant in the Plan, or (iv) at any time after the 24-month anniversary of a Change in Control upon the earlier of (x) the termination of this Plan or (y) the amendment of this Plan such that Participant is no longer an Eligible Employee. For purposes of clarity, once a Participant incurs an Eligible Termination entitling the Participant to benefits under Section 4 or 5 below, such Participant shall remain entitled to such payments or benefits until they have been paid to the Participant in full.
3.
ENTITLEMENT TO SEVERANCE PAY AND BENEFITS

A Participant shall be entitled to severance pay and benefits as set forth in Section 4 or 5 below (whichever is applicable) if the Participant incurs a termination of employment from the Company that constitutes a Separation from Service and that is (i) initiated by the Company for any reason other than Cause, death, or Disability, or (ii) initiated by the Participant for Good Reason (collectively, an “Eligible Termination”). In the event that the Separation from Service is initiated by the Participant for Good Reason following a Change in Control, the defined term “Good Reason” shall include the assignment to the Participant of duties significantly inconsistent with, or different from, the Participant’s duties and responsibilities existing at the time of the Change in Control. If the Participant incurs a Separation from Service for any other reason or dies while employed, the Participant shall not be entitled to any payments or benefits hereunder. An Eligible Employee who is not a Participant on his or her Termination Date shall not be entitled to any payments or benefits hereunder.

4. SEVERANCE PAY AND BENEFITS – UNRELATED TO CHANGE IN CONTROL

In the event the Participant’s Termination Date occurs prior to, or more than 18 months after, a Change in Control, and contingent upon the Participant timely executing, not revoking and complying with the terms of the Release and taking such other actions, as required by Section 6 below, the Company shall pay or provide to the Participant the following pay and other benefits:

4.1 Cash Severance Pay. A cash payment equal to the sum of (i) 100% of the Participant’s Base Salary as of the Participant’s Termination Date, plus (ii) 100% of the dollar amount of the Participant’s annual performance bonus for the year in which the Participant’s Termination Date occurs (with performance deemed to be at target). Such total amount will be payable in substantially equal installments (in accordance with his or her employer’s normal payroll practices) during the 12-month period immediately following the Participant’s Termination Date; provided, that (x) such payments will commence on the first regularly scheduled payroll date that is at least 60 days following the Participant’s Termination Date, and (y) the first such payment shall include all payments that otherwise would have been paid to the Participant pursuant to this subsection between his or her Termination Date and the date payments commence.

4.2 Prorated Annual Performance Bonus. A cash payment equal to the product of (i) the dollar amount of the Participant’s annual performance bonus for the year in which the Participant’s Termination Date occurs based on the actual performance of the Company for the year in which the Participant’s Termination Date occurs, and (ii) a fraction, the numerator of which is the number of days during the annual performance period for such bonus through and including the Participant’s Termination Date, and the denominator of which is 365. Any amount payable under this section will be paid in a lump sum to the Participant at the same time the annual bonus is paid to the Company’s employees who remained actively employed for the full year in which the Participant’s Termination Date occurs. Notwithstanding the foregoing, the Participant will not be eligible for any payment under this section unless the Participant’s Termination Date is on or after June 1 of the calendar year in which his or her Termination Date occurs.

4.3 Vesting of Time-Based Restricted Stock Awards. A number of shares of the Participant’s unvested time-based, restricted stock awards will vest on the Participant’s Termination Date. This number is determined separately for each outstanding, unvested award of time-based restricted stock as the product of (i) the total number of the shares of time-based restricted stock granted on the applicable grant date, and (ii) a fraction, the numerator of which is the number of full completed months as of the Participant’s Termination Date, which have elapsed since the grant date, and the denominator of which is the total number of months during the vesting period.

4.4 Vesting of Performance-Based Restricted Stock Awards. A number of shares of unvested performance-based, restricted stock awards (collectively, “PSAs”) will remain eligible to vest after the Participant’s Termination Date. The number of PSAs eligible to vest is determined separately for each outstanding, unvested award of PSAs as the product of (i) the total number of shares of PSAs granted on the applicable grant date, and (ii) a fraction, the numerator of which is the number of full completed months as of the Participant’s Termination Date which have elapsed since such grant date, and the denominator of which is the total number of months during the vesting period. Any PSAs that remain eligible to vest as determined in the immediately preceding sentence will remain subject to the applicable performance criteria.

4.5 COBRA Continuation Coverage Payment. A cash amount equal to the COBRA continuation coverage premiums that would be payable by the Participant for the first 18 months of the COBRA continuation period, determined as if (i) the Participant elected COBRA continuation coverage for the Participant and the Participant’s spouse and dependents, to the extent such individuals were covered under CSGS’s group medical, dental and/or vision coverage as of the Participant’s Termination Date, and (ii) the cost of such COBRA coverage is measured as of the Participant’s Termination Date assuming such cost remains constant during such 18-month period. The cash amount will be payable to the Participant in a single lump sum on the first regularly scheduled payroll date that is at least 60 days following the Participant’s Termination Date.

5. SEVERANCE PAY AND BENEFITS – IN CONNECTION WITH CHANGE IN CONTROL

In the event the Participant’s Termination Date occurs within 18 months after a Change in Control, and contingent upon the Participant timely executing, not revoking and complying with the terms of the Release and taking such other actions, as required by Section 6 below, the Company shall pay or provide to the Participant the following pay and other benefits:

5.1 Cash Severance Pay. A cash payment equal to the sum of (i) 200% of the Participant’s Base Salary as of the Participant’s Termination Date, and (ii) 200% of the dollar amount of the Participant’s annual performance bonus for the year in which the Participant’s Termination Date occurs (with performance deemed to be at target). Such total amount will be paid to the Participant on the first regularly scheduled payroll date that is at least 60 days following the Participant’s Termination Date.

5.2 Prorated Annual Performance Bonus. An amount equal to the product of (i) the dollar amount of the Participant’s annual performance bonus for the year in which the Participant’s Termination Date occurs with performance deemed to be at target, and (ii) a fraction, the numerator of which is the number of days during the annual performance period for the bonus through and including the Participant’s Termination Date, and the denominator of which is 365. Any amount payable under this section will be paid in a lump sum to the Participant on the first regularly scheduled payroll date that is at least 60 days following the Participant’s Termination Date.

5.3 Vesting of Time-Based Restricted Stock Awards. All of the Participant’s unvested time-based, restricted stock awards will vest on the Participant’s Termination Date.

5.4 Vesting of Performance-Based Restricted Stock Awards. All of the Participant’s unvested PSAs will vest on the Participant’s Termination Date, with the actual number of PSAs vesting determined based on the assumptions that the Company’s (and the Participant’s, if applicable) performance under such awards is achieved at target; provided, however, that in the event a PSA includes a stock price performance metric, the measurement period for such stock price performance metric will be deemed to have ended on the date of the Change in Control, and that metric will be measured on that date.

5.5 COBRA Continuation Coverage Payment. A cash amount equal to the COBRA continuation coverage premiums that would be payable by the Participant for the first 18 months of the COBRA continuation period, determined as if (i) the Participant were to elect COBRA continuation coverage for the Participant and the Participant’s spouse and dependents, to the extent such individuals were covered under CSGS’s group medical, dental and/or vision coverage as of the Participant’s Termination Date, and (ii) the cost of such COBRA coverage is measured as of the Participant’s Termination Date assuming such cost remains constant during such 18-month period. The cash amount will be payable to the Participant in a single lump sum on the first regularly scheduled payroll date that is at least 60 days following the Participant’s Termination Date.

5.6 Excess Parachute Payments.

(i)
If any payment or benefit the Participant will or may receive from the Company or otherwise, which is received or to be received by the Participant in connection with a Change in Control or the termination of the Participant’s employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control, or any person affiliated with the Company or such person) (“280G Payments”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any such 280G Payments (a “CiC Payment”) shall be equal to the Reduced Amount (as defined below).
(ii)
The “Reduced Amount” shall be either (x) the largest portion of the CiC Payment that would result in no portion of the CiC Payment (after reduction) being subject to the Excise Tax, or (y) the total of the CiC Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit. If a reduction in CiC Payment is required pursuant to the clause (x) of the preceding sentence the reduction shall be made (i) first by reducing the cash payments provided pursuant to Section 5 that are exempt from Section 409A (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under Section 5.5, then Section 5.4, then Section 5.3, which are exempt from Section 409A, shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to Section 5 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, the benefits provided under Section 5.5, then Section 5.4, then Section 5.3, which are not exempt from Section 409A shall be forfeited.
(iii)
For purposes of this limitation (w) no portion of the 280G Payments, the receipt or enjoyment of which the Participant will have effectively waived in writing prior to the Participant’s Termination Date, will be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the 280G Payments that is subject to Section 409A); (x) no portion of the 280G Payments will be taken into account, which in the opinion of the tax counsel selected by CSGS does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (y) except as provided in clause (iv) above, the payments and benefits will be reduced only to the extent necessary so that the 280G Payments (other than those referred to in clauses (w) or (x)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (x); and (z) the value of any non-cash benefit or any deferred payment or benefit included in the 280G Payments shall be determined by CSGS’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

6.
CONDITIONS FOR SEVERANCE PAY AND BENEFITS.

The Participant will be eligible for severance pay and benefits under Section 4 or 5, as applicable, only if the Participant meets the conditions set forth in this Section, which shall serve, at least in part, as consideration for such severance pay and benefits.

6.1 Release. The Participant must sign and not revoke a written Release containing any terms specified by the Company in its sole discretion for (i) the Participant’s release of the Company, its affiliates and related persons from all claims arising from the Participant’s employment or termination; and (ii) to the extent required by the Company in its sole discretion, the Participant’s promise to comply with specified confidentiality, noncompetition, nonsolicitation and/or other restrictive covenants. The Company may terminate the Participant’s eligibility for severance pay and benefits if he or she fails to sign or comply with the terms of the Participant’s Release or if the Participant revokes his or her Release. In order to be eligible for any pay or benefits under this Plan, the Participant must sign the Release after his or her Termination Date (or execute a “bring-down” release after his or her Termination Date, if signed earlier) and within 45 days (or such longer or shorter period specified by the Plan Administrator) following the date the Company provides the Participant with a copy of the Release. No severance payments or benefits under this Plan shall be paid or provided unless and until the Release becomes effective following the revocation period. If the Participant has not executed the Release and/or the revocation period has not expired by the time any payment or benefit under this Plan is due, such payment will be forfeited and no longer due or payable.

6.2 Board Resignation. As a condition precedent to the payment or provision by the Company of the amounts or benefits due under Sections 4 and 5, as applicable, the Participant must tender his or her resignation from the Board, the board of directors of any of the Company’s affiliates, and any committees of the Board or such other boards of the Company, upon termination of the Participant’s employment with the Company.

7. SPECIAL RULES APPLICABLE TO SEVERANCE PAY AND BENEFITS

7.1 Coordination of Severance Pay with Various Benefits. The amount of any severance pay or benefits payable under Sections 4 or 5, as applicable, will be reduced on a dollar-for-dollar basis by any severance, separation or termination pay or benefits that the Company pays or is required to pay to the Participant through insurance or otherwise under any plan or contract of the Company or under any federal or state law, including the following:

(i)
Withholding. The Company will withhold from severance pay any amounts required to be withheld pursuant to applicable federal, state or local law; any applicable insurance premiums; and any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments, judgments or other court orders.
(ii)
WARN Benefits. The Worker Adjustment and Retraining Notification Act and similar state laws (collectively, “WARN”) generally require employers to provide certain pay and benefits to employees in the event that required notification procedures are not followed in advance of a plant closing or mass layoff. If the Company incurs any such liability under WARN with respect to the Participant’s termination, the amount of severance pay otherwise payable to the Participant under this Plan will be reduced by the Company’s legally-required payments and benefits provided to the Participant.

7.2 Clawback Rights. The Participant understands that the Company has adopted a “clawback” policy (subject to amendment by the Company) pursuant to which the Company, in certain cases, may reduce or cancel, or require the recovery of, an executive officer’s annual bonus or long-term incentive compensation award, or portions thereof.

7.3 Death During Severance Payment Period. If the Participant dies after the Participant’s Termination Date and before all of the severance pay and benefits due to the Participant are paid, all such unpaid amounts will be paid to the Participant’s designated beneficiary(ies), if any. If the Participant has not designated a beneficiary, such amounts will be paid to the Participant’s estate.

8. ADMINISTRATION AND GENERAL TERMS

8.1 Type of Plan. This Plan is intended to be a welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering a select group of key management or highly compensated employees (which includes all of the executive officers covered by this Plan). As such, this Plan is exempt from most of the ERISA requirements that apply to ERISA employee benefit plans.

8.2 Plan Administrator. The Compensation Committee of the Board or its designee will serve as the “Plan Administrator” and will be responsible for and will control and manage the operation of the Plan. Upon a Change in Control (and thereafter to the extent the issue in question relates to a termination of employment, which occurs on or within 18 months following the Change in Control, of the Participants immediately prior to the Change in Control), the Compensation Committee of the Board of Directors of CSGS, as constituted immediately before the Change in Control, with such changes in the membership thereof as may be approved from time to time following the Change in Control by a majority of such Compensation Committee as constituted immediately before the Change in Control, will be the Plan Administrator. No party will have the right to appoint members to, or to remove members from, such Compensation Committee following, or otherwise in connection with, the Change in Control. All reasonable expenses of such Compensation Committee will be paid or reimbursed by CSGS. CSGS hereby agrees to indemnify members of such Compensation Committee against personal liability for actions taken in good faith in the discharge of their duties as a member of such Compensation Committee and will provide coverage to them under CSCG’s liability insurance programs for directors and officers. Following the Change in Control, the members of such Compensation Committee will be entitled to compensation in respect of their service on such committee at the rate determined by the Board prior to the Change in Control; provided, if the Board does not set any such compensation, the Compensation Committee members’ compensation will be equal to the amount they received as Board members immediately before the Change in Control.

8.3 Plan Interpretation. The Plan Administrator has the exclusive authority and sole discretion to interpret this Plan with respect to any question arising under this Plan, including eligibility for benefits and the amount, term and duration of benefits. The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and all of its employees, including the applicable Eligible Employees.

8.4 Rights. This Plan does not create any vested rights in any individual. In addition, this Plan does not affect the right of the Company to conduct its business affairs, including laying off or terminating the employment of any employee.

8.5
Code Section 409A.

(i)
General. The Company intends that some or all of the severance pay and pay described above will be exempt from Code Section 409A under the short-term deferral exemption and/or the separation pay exemption to the full extent available under Code Section 409A, and such provisions will be interpreted accordingly. In no event will payment of any amount of severance pay that is exempt under the separation pay exemption be made after the last day of the second calendar year beginning after the date of the Participant’s Separation from Service. Notwithstanding the foregoing, to the extent that such exemptions do not apply to some or all severance pay, the Plan is intended to satisfy the requirements of Code Section 409A and will be interpreted accordingly. Each payment hereunder will be considered a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, neither CSGS nor any of its affiliates will be liable to the Participant or any other person if the Internal Revenue Service or any court determines for any reason that any payments under the Plan are subject to taxes or penalties under Code Section 409A.

(ii) 6-Month Delay in Certain Cases. Notwithstanding anything in Section 4 or 5 to the contrary, to the extent (i) any payments made under the Plan, which are payable within the first 6 months following the Participant’s date of Separation from Service, are not exempt from Code Section 409A, and (ii) the Participant is a specified employee (within the meaning of Code Section 409A) on the date of the Participant’s Separation from Service, then the non-exempt payments that would have been paid within such 6-month period will be delayed, accumulated without interest, and paid in a lump sum on the applicable pay date that coincides with or immediately follows the 6-month anniversary of the date of the Participant’s Separation from Service.

8.5 Amendment or Termination. The Board may amend or terminate this Plan for any reason prior to a Change in Control; provided, however, that no such amendment or termination may adversely affect the rights of any Participant in the Plan in any material way unless the Plan Administrator secures such Participant’s written consent. Notwithstanding the foregoing, the Board may amend or terminate this Plan in any way without securing Participant consent after the end of the 24-month period commencing on the date of a Change in Control.

9. SUPPLEMENTAL INFORMATION

9.1 Claims Procedures.

(i)
Claims. If the Participant does not receive severance pay or if the Participant disagrees with the amount or length of payments, the Participant may file a claim in writing with the Plan Administrator. A response to the Participant’s claim will be provided to the Participant within 90 days (180 days if the Participant is notified of an extension). If the Participant’s claim is denied, the Plan Administrator will provide written notice to the Participant setting forth the specific reasons for denial and the provisions in this Plan or other documents used to arrive at the decision.
(ii)
Appeals. The Participant may appeal any denial of benefits, and the Participant may review pertinent Plan documents to help the Participant prepare for the appeal. The Participant’s appeal must be filed with the Plan Administrator in writing within 60 days after the Participant receives written notice of denial of the Participant’s claim. The Plan Administrator then will consider the Participant’s appeal and will notify the Participant of its decision within 60 days (120 days if the Participant is notified of an extension) after the filing of the Participant’s appeal for review. If the Plan Administrator’s decision is unfavorable, the notification the Participant receives will explain the reasons for the denial and the provisions in this Plan or other documents used to arrive at the decision. Only after exhausting the claims and appeals processes may the Participant file suit in federal court.

9.2 Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Colorado to the extent not preempted by ERISA or other federal law. Any legal action brought in regard to this Plan shall be brought in the United States District Court of Colorado, and the Company and the Participant waive jurisdiction and venue in any other court.

9.3 Headings. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

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CSG SYSTEMS INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN]

March 28, 2023 Date	CSG SYSTEMS INTERNATIONAL, INC. By:/s/ Elizabeth Bauer Title: Chief Experience Officer

APPENDIX A

DEFINITIONS

When capitalized in the Plan, the following words will have the meanings set forth below. All section references below refer to sections of the Plan document (and not this Appendix A).

1.
“Base Salary” means the Participant’s annual base salary at the rate in effect on the Participant’s Termination Date; provided, if the Participant’s employment terminates due to Good Reason based on a reduction in the Participant’s base pay, the Participant’s annual base salary will be determined as the rate in effect immediately before such reduction.
2.
“Board” means the Board of Directors of CSGS.
3.
“Cause” means that one or more the following have occurred: (i) the Participant’s willful and deliberate failure to substantially perform his or her executive and management duties hereunder to the detriment of the Company for reasons other than his or her sickness, injury or disability; (ii) the Participant’s willful and deliberate misconduct, which is a material violation of the Company’s written policies and/or results in substantial injury or damage (whether reputational, financial or otherwise) to the Company; (iii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the Participant’s breach of any restrictive covenant agreement with the Company, including but not limited to, confidentiality noncompete, nonsolicitation and/or nondisclosure covenants; and (v) the Participant’s certification of materially inaccurate financial or other information pertaining to the Company with actual knowledge of such inaccuracies on the Participant’s part. In no event will the results of operations of the Company or exercise of the Participant’s business judgment made in good faith constitute an independent basis for terminating the Participant’s employment for Cause.
4.
“Change in Control” means a change in ownership or effective control of CSGS or a change in the ownership of a substantial portion of the assets of CSGS, all within the meaning of Code Section 409A. As a general overview, Code Section 409A’s definition of these terms, and the dates as of which they occur, are as follows:
a.
The date any one person, or more than one person acting as a group, acquires ownership of stock of CSGS that, together with stock held by such person or group constitutes more than 50% of the total voting power of the stock of CSGS. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of CSGS, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of CSGS or to cause a change in the effective control of CSGS.
b.
The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CSGS possessing 50% or more of the total voting power of the stock of CSGS.

c.
The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from CSGS that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of CSGS immediately before such acquisition or acquisitions.
d.
The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
5.
“Chief Executive Officer” means the Chief Executive Officer of CSGS.
6.
“CiC Payment” has the meaning given to such term in Section 5.6.
7.
“COBRA” means group medical, dental and vision continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
8.
“Code” means the Internal Revenue Code of 1986, as amended.
9.
“Company” is defined in Section 1.2.
10.
“CSGS” means CSG Systems International, Inc., the sponsor of this Plan.
11.
“Eligible Employee” is defined in Section 2.1.
12.
“Eligible Termination” is defined in Section 3.
13.
“ERISA” is defined in Section 8.1.
14.
“Excise Tax” is defined in Section 5.6.
15.
“Good Reason” shall be deemed to exist if, without Participant’s consent, any of the following applies:
a.
a material diminution in Participant's duties, responsibilities, or authority; or
b.
a material reduction in Base Salary (other than a reduction effected on behalf of the Company as part of a general cost-saving strategy that affects similarly situated employees of the Company); or
c.
following a Change in Control, as set forth in Section 3.

Participant may terminate his or her employment for Good Reason at any time after providing the Company thirty (30) days prior written notice setting forth in reasonable specificity the event(s) that constitute(s) Good Reason within 90 days of the condition first arising. During such 30-day notice period, the Company shall have a cure right, and if not cured within such period, Participant's termination will be effective upon the expiration of such cure period.

16.
“Participant” is defined in Section 1.2.
17.
“Participation Agreement” is defined in Section 2.2.
18.
“Plan” means this CSG Systems International, Inc. Executive Severance Plan.
19.
“Plan Administrator” means the person specified in Section 8.2.
20.
“PSAs” is defined in Section 4.4.
21.
“Release is defined in Section 6.1.
22.
“Separation from Service” means that a Participant separates from service with an entity that is part of the Company and all of the entity’s affiliates that are related by 50% or more ownership, as defined in Code Section 409A. As a general overview of Code Section 409A’s definition of “separation from service,” an employee separates from service if the employee has a termination of employment (other than due to death) with all affiliates, determined in accordance with the following:

a.
Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

b.
Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, the Participant must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if Participant provides services to affiliates as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Agreement.

c.
Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the Participant reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to 20% or less of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (i) above, for purposes of this subsection, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month period).
23.
“Termination Date” means the date of a Participant’s Eligible Termination.
24.
“280G Payments” is defined in Section 5.6.
25.
“WARN” is defined in Section 7.1(ii).